UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ChannelAdvisor Corporation
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CHANNELADVISOR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 5, 2017

Dear Stockholder:

The Annual Meeting of Stockholders of ChannelAdvisor Corporation, or the Company, will be held at the offices of the Company at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, on Friday, May 5, 2017 at 10:00 a.m. local time for the following purposes:

1.	Proposal 1-To elect the Board’s nominees, Janet R. Cowell and M. Scot Wingo, to the Board of Directors to hold office until the 2020 Annual Meeting of Stockholders.

2.
Proposal 2-To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm, or auditors, for the fiscal year ending December 31, 2017.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 9, 2017. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,
Diana Semel Allen
Secretary
Morrisville, North Carolina
March 20, 2017

We are primarily providing access to our proxy materials over the internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about March 24, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2017 Proxy Statement and 2016 Annual Report on the internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: 1) over the internet at www.proxyvote.com, 2) by telephone by calling the toll-free number 1-800-690-6903, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CHANNELADVISOR CORPORATION
3025 Carrington Mill Blvd., Suite 500
Morrisville, North Carolina 27560

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 5, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials online. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because our Board of Directors is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy are in the Notice. The annual report is not part of our proxy soliciting materials.
We expect to mail the Notice on or about March 24, 2017 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The meeting will be held on Friday, May 5, 2017 at 10:00 a.m. local time at the headquarters offices of the Company at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 9, 2017 are entitled to vote at the Annual Meeting or any adjournments thereof. On this record date, there were 26,249,282 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 9, 2017 your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or online as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 9, 2017 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You may also attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•	Proposal 1-Election of two directors; and

•	Proposal 2-Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for our fiscal year ending December 31, 2017, or fiscal 2017.

What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” both of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

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To vote online, go to www.proxyvote.com. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 4, 2017 to be counted.

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To vote over the telephone, dial toll-free 1-800-690-6903. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 4, 2017 to be counted.

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To vote by mail if you requested printed proxy materials, you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by May 4, 2017.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 9, 2017.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote online, by telephone, by completing a proxy card or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), and certain corporate governance proposals, even if supported by management. Accordingly, your broker or nominee may not vote your shares on Proposal 1 (Election of directors) without your instructions, but may vote your shares on Proposal 2 (Ratification of independent auditors).

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director and “For” the ratification of Ernst & Young LLP as independent auditors for fiscal 2017. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using the individual’s best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or online.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by Friday, November 24, 2017 to our Corporate Secretary at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2018 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between January 5, 2018 and February 4, 2018. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K, filed with the SEC on May 29, 2013.
How are votes counted?
Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For” and “Withhold” and broker non-votes, and with respect to the ratification of independent auditors, votes “For,” “Against” and abstentions. For Proposal 1, broker non-votes have no effect and will not be counted toward the vote total for any director nominee. For Proposal 2, abstentions will be counted and will have the same effect as “Against” votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

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For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

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To be approved, Proposal 2, ratification of the selection of Ernst & Young, LLP as our independent auditors for fiscal 2017, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 26,249,282 shares outstanding and entitled to vote. Thus, the holders of 13,124,642 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes and currently has seven members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Mr. Wingo was previously elected by our stockholders and is in the class of directors whose term of office expires in 2017. Ms. Cowell was appointed as a director by the Board in February 2016 and is in the class of directors whose term of office expires in 2017. Each has been nominated for election at the Annual Meeting for the class of directors whose term of office expires in 2020. If elected at the Annual Meeting, each of these nominees would serve until the 2020 Annual Meeting and until the director’s successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend all annual meetings of stockholders and each of our directors then in office attended our 2016 Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. You cannot vote for more than two nominees. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we will propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that the nominee should continue to serve on the Board. However, each of the members of the Committee may have a variety of reasons why a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING
Janet R. Cowell, age 48, has served as a director of our company since February 2016. From January 2009 through December 2016, Ms. Cowell served as the Treasurer of the State of North Carolina, the first woman to hold the office. From 2004 to 2008, she served as a North Carolina State Senator, and she served on the Raleigh, North Carolina City Council from 2001 to 2004. Earlier in her career she worked with Corning Inc., Sibson & Co., SJF Ventures, HSBC Holdings plc and Lehman Brothers Holdings Inc. Since May 2016, Ms. Cowell has served on the board of directors and audit committee of James River Group Holdings, Ltd., a public company that owns and operates a group of specialty insurance and reinsurance companies. Ms. Cowell received a B.A. degree from the University of Pennsylvania and an M.B.A. from the University of Pennsylvania Wharton School of Business as well as an M.A. degree in International Studies from the University of Pennsylvania Lauder Institute. The Board of Directors believes that Ms. Cowell’s extensive financial and business experience and knowledge of accounting and risk management allow her to make valuable contributions to the Board.

M. Scot Wingo, age 48, is a co-founder of our company and has served as chairman of our board of directors since our inception in 2001 and as our executive chairman since May 2015. Mr. Wingo is a co-founder of, and since July 2016 has served as the chief executive officer of, Get Spiffy, Inc., an on-demand car cleaning technology and services company. He served as our chief executive officer from 2001 until May 2015. Prior to founding ChannelAdvisor, he served as general manager of GoTo Auctions, chief executive officer and co-founder of AuctionRover.com, which was acquired by GoTo.com, and as chief executive officer and co-founder of Stingray Software, which was acquired by RogueWave. Mr. Wingo received a B.S. degree in computer engineering from the University of South Carolina and an M.S. degree in computer engineering from North Carolina State University. The Board of Directors believes that Mr. Wingo’s knowledge of our company as one of our co-founders, his reputation as a thought leader in the e-commerce industry and his experience with software companies prior to founding our company allow him to make valuable contributions to the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING
Timothy J. Buckley, age 65, has served as a director of our company since 2004 and as lead independent director since July 2016. Mr. Buckley served as chief executive officer of Xtium, Inc., a provider of virtual hosting and recovery services, from September 2012 until November 2014. From 2003 to 2011, Mr. Buckley served as a consultant to a number of technology companies. From 1999 to 2003, Mr. Buckley served as the chief operating officer for Red Hat, Inc., a public software company. From 1993 to 1999, Mr. Buckley was senior vice president of worldwide sales at Visio Corporation, a public software application company that was acquired by Microsoft in 2000. He served on the board of directors and audit committee of SciQuest, Inc., a public on-demand software company, from 2010 until its acquisition in July 2016. Mr. Buckley holds a B.A. degree from Pennsylvania State University. The Board of Directors believes that Mr. Buckley’s experience as a sales executive and chief operating officer for publicly held companies in the software industry as well as his past service as a director of several companies allow him to make valuable contributions to the Board.

Joseph L. Cowan, age 68, has served as a director of our company since August 2016. Since October 2013, Mr. Cowan has served as the president and chief executive officer of, and since November 2013 as a director of, Epicor Software Corporation, a private company providing industry-specific enterprise software. Prior to joining Epicor, he was president of DataDirect Networks, Inc., a privately held data storage infrastructure provider, from June 2013 until October 2013, and a director from August 2012 until October 2013. He served as president, chief executive officer and a director of Online Resources Corporation, a public company providing internet and electronic finance services, from 2010 until its acquisition by ACI Worldwide in March 2013. From 2009 to 2010, Mr. Cowan served as a consultant with Vector Capital, a venture capital investment firm. He served as chief executive officer and a member of the board of directors of Interwoven Inc., a public company providing enterprise content management software, from 2007 until its acquisition by Autonomy, Inc. in 2009. Prior to that, Mr. Cowan served in a variety of other executive management positions with companies including Manugistics Group, Inc., EXE Technologies, Inc., Invensys Automation & Information Systems, Wonderware, Texas Instruments, Eurotherm Corp. (now part of Invensys), Monsanto, and Honeywell Information Systems. Mr. Cowan currently serves on the board of directors and compensation committee of NICE Ltd., a public company providing internet-based data solutions. He previously served as a director of Blackboard Inc., then a public software company, from 2007 to 2011. Mr. Cowan received a B.S. degree in electrical engineering from Auburn University and an M.S. degree in engineering from Arizona State University. The Board of Directors believes that Mr. Cowan’s extensive experience as a chief executive officer for publicly held companies in the software industry as well as his service as a director of several private and public companies allow him to make valuable contributions to the Board.

Marc E. Huffman, age 46, has served as a director of our company since March 2016. Mr. Huffman has served since November 2016 as senior vice president sales for the NetSuite Global Business Unit of Oracle Corporation, a public company providing products and services for corporation information technology environments. Mr. Huffman served as the president, worldwide sales and distribution of NetSuite Inc., a public company providing cloud-based financial solutions, from April 2014 until its acquisition by Oracle Corporation in November 2016, and previously served as its senior vice president of North American Verticals, Channels and APAC from 2010 to April 2014, as senior vice president of sales, North America from 2008 to 2010, and as vice president of sales beginning in 2003. Before joining NetSuite, he served as group sales director at Oracle Corporation from 1996 to 2003 and as a sales manager at Hayden Enterprises from 1995 to 1996. Mr. Huffman received a B.S. degree in business with emphasis on marketing from California State University, Chico. The Board of Directors believes that Mr. Huffman’s extensive sales, management and operational experience with public companies in the software-as-a-service industry allow him to make valuable contributions to the Board.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING
David J. Spitz, age 44, has served as our chief executive officer and a member of our board of directors since May 2015. He was our president and chief operating officer from 2010 until May 2015, and previously served in a number of capacities with our company from 2006 until 2010. He was an entrepreneur-in-residence at the Aurora Funds, a venture capital firm, from 2005 to 2008. Previously, from 2000 to 2002, Mr. Spitz was founder and chief technology officer of WindWire, a mobile marketing company that was acquired by Avesair, where he then served as president until its acquisition by Inphonic in 2003. In 1996 he co-founded, and until 1998 served as chief technology officer of, Netsation, a network management software company acquired by Nortel Networks, where he then served as senior principal technologist until 2000. Mr. Spitz received a B.A. degree in computer science from the University of California, San Diego. He holds four U.S. patents, is past chairman of the North Carolina School of Science and Mathematics Foundation Board and is past chairman and a member of the executive committee and board of directors of CED, an entrepreneurial support organization for companies in the southeastern United States. The Board of Directors believes that Mr. Spitz’s knowledge of our company and his high-level management experience with software and technology companies, computer science background and deep industry experience allow him to make valuable contributions to the Board.

Timothy V. Williams, age 67, has served as a director of our company since 2012. Mr. Williams served as senior vice president and chief financial officer of Blackbaud, Inc., a public company providing software and services to non-profit organizations, from 2001 until his retirement in 2011. From 1994 to 2001, he served as executive vice president and chief financial officer of Mynd, Inc., a public company providing software and services to the insurance industry, which is now a subsidiary of Computer Sciences Corporation. Previously, Mr. Williams worked at Holiday Inn Worldwide, most recently as executive vice president and chief financial officer. Since 2007, Mr. Williams has served on the board of directors of and as chairman of the audit committee of PROS Holdings, Inc., a public company providing pricing and revenue management software and services. Since 2011, he has served on the board of directors of and as chairman of the audit committee of Halogen Software, Inc., a public company providing talent management software and services. Since 2014, he has served on the board of directors of and as chairman of the audit committee of PointClickCare Corp., a private company providing software and services to the facility-based senior care industry. Mr. Williams holds a B.A. degree from the University of Northern Iowa. The Board of Directors believes that Mr. Williams’s extensive financial, business, management and public software company experience, including as a chief financial officer, and his extensive knowledge of accounting, risk management, general management of software companies and public company reporting requirements and processes, allow him to make valuable contributions to the Board.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company's board of directors. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of the director’s family members, and the Company, our senior management and our independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable listing standards: Ms. Cowell and Messrs. Buckley, Cowan, Huffman and Williams. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Messrs. Wingo and Spitz are not independent directors by virtue of their service as our executive officers.
BOARD LEADERSHIP STRUCTURE
The Board is currently chaired by our executive chairman, Mr. Wingo, and we have had a lead independent director since January 2015, with Mr. Buckley serving as our lead independent director since July 2016. As specified in the Corporate Governance Guidelines adopted by the Board, the responsibilities of the lead independent director include:

•	With the chair, establishing the agenda for regular Board meetings and serving as chair of Board meetings in the absence of the chair;

•	Establishing the agenda for meetings of the independent directors;

•	Coordinating with the committee chairs regarding meeting agendas and informational requirements;

•	Presiding over meetings of the independent directors;

•	Presiding over any portions of meetings of the Board at which the evaluation or compensation of the chief executive officer is presented or discussed;

•	Presiding over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and

•	Coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the chair.

The Board appointed Mr. Buckley as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to an executive chairman of the Board. In addition to the specific responsibilities of the lead independent director described above, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the chairman of the Board, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the executive chairman’s extensive history with and knowledge of our company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and reinforce the independence of the

Board, we believe that it is advantageous for us to have both an executive chairman and lead independent director to lead the Board.

ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which the Board member served that were held during the period of the director’s service.
As required under applicable NYSE listing standards, in the year ended December 31, 2016, or fiscal 2016, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Patrick J. Kerins, who served on our board and as our lead independent director until July 2016, presided over the executive sessions through June 2016 and Mr. Buckley presided over the executive sessions that occurred after he was appointed as our lead independent director in July 2016.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2016 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Timothy J. Buckley	X1	X*[2]
Joseph L. Cowan		X3
Janet R. Cowell	X1		X1
Marc E. Huffman		X1
Timothy V. Williams	X*		X*[2]
Robert C. Hower[4]	X		X*
Patrick J. Kerins[4]	X	X*
Total meetings in fiscal 2016	5	5	3
1Joined committee in July 2016.
2Served as committee member prior to July 2016 and as committee chair thereafter.
3Joined committee in August 2016.
4Resigned from Board and committees in July 2016.
*Committee chair.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would impair the member’s individual exercise of independent judgment with regard to our company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. During fiscal 2016, the Audit Committee met five times and consisted of three directors. Mr. Williams served as chairman of the Audit Committee throughout fiscal 2016, with Messrs. Hower and Kerins serving as members until their resignations from the Board and committees in July 2016, and with Mr. Buckley and Ms. Cowell serving as members beginning in July 2016. The Board reviews the NYSE listing standards definition of independence for audit committee members on an annual basis and has determined that each satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act.
Mr. Williams is the chairman of the Audit Committee and the Board has determined that Mr. Williams is an “audit committee financial expert” as defined by SEC rules and regulations. The Board made a qualitative assessment of Mr. Williams’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public reporting company.
The principal duties and responsibilities of the Audit Committee include:

•
appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by the independent auditor;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
reviewing and discussing with management and the independent auditor the results of the annual audit and the independent auditor’s review of our quarterly consolidated financial statements, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•
conferring with management and the independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

A copy of the charter of the Audit Committee is available to stockholders on our website at www.channeladvisor.com.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Timothy V. Williams, Chair
Timothy J. Buckley
Janet R. Cowell

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee currently is composed of three directors, Messrs. Buckley, Cowan and Huffman. Mr. Kerins served as chair of the Compensation Committee until his resignation as a director in July 2016, at which time Mr. Buckley became the chair of the Compensation Committee after having served as a member of the Committee. Mr. Huffman joined the Committee as a member in July 2016 and Mr. Cowan joined the Committee as a member in August 2016. Each member of our Compensation Committee is independent (as independence is currently defined in the NYSE listing standards for compensation committee members) and is a non-employee member of our Board (as defined in Rule 16b-3 under the Exchange Act). The Compensation Committee met five times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.channeladvisor.com.
The principal duties and responsibilities of our Compensation Committee include:

•
establishing and approving, and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full board of directors for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	establishing policies and making recommendations to our Board regarding director compensation;

•	reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in our SEC filings; and

•
preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least once annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with the chief executive officer. The Compensation Committee meets in executive session from time to time as necessary. Members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding the chief executive officer's compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
In 2016, after taking into consideration the six factors prescribed by the SEC and NYSE, our Compensation Committee retained Compensia, Inc., a national compensation consulting firm, to provide executive compensation advisory services. The Compensation Committee has assessed Compensia’s independence and determined that Compensia had no conflicts of interest in connection with its provisions of services to the Committee. Specifically, the Compensation Committee engaged Compensia to suggest a peer company group composed of public companies with revenues, market capitalization and employee populations comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive team against compensation for similarly situated executives at our peer group companies. Our management did not have the ability to direct Compensia’s work.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the chief executive officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the chief executive officer. The performance evaluation of the chief executive officer is conducted by the Compensation Committee, which determines any adjustments to compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies considered to be comparable to us, as identified by Compensia.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee currently is composed of two directors, Ms. Cowell and Mr. Williams. Mr. Hower served as chair of the Nominating and Corporate Governance Committee until his resignation as a director in July 2016, at which time Mr. Williams became the chair of the Committee after having served as a member of the Committee. Ms. Cowell joined the Committee as a member in July 2016. Each member of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in the NYSE listing standards for directors). The Nominating and Corporate Governance Committee met three times during fiscal 2016. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.channeladvisor.com.
The Nominating and Corporate Governance Committee’s responsibilities include:

•	assessing the need for new directors and identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the Board corporate governance principles;

•	monitoring the effectiveness of the Board and the quality of the relationship between management and the Board; and

•	overseeing an annual evaluation of the Board’s performance.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers age, skills and other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. In 2016, the Nominating and Corporate Governance Committee engaged Heidrick & Struggles, a professional search firm that provides director search services, to assist in the identification and evaluation of potential candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders. Submissions must include the information required by our Bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, Attn: Corporate Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of our stock that are owned beneficially by the stockholder as of the date of the communication.
These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the Audit Committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.
Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.
CODE OF ETHICS
We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.channeladvisor.com. The Nominating and Corporate Governance Committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES
In 2013, the Board documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.channeladvisor.com.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board has selected Ernst & Young LLP as our independent auditors for fiscal 2017 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.
INDEPENDENT AUDITOR FEES AND SERVICES
The aggregate fees of Ernst & Young LLP billed to us for the fiscal years shown were as follows.

	Fiscal 2016	Fiscal 2015

Audit Fees	$625,579	$657,856
Audit-related Fees	$15,000	$56,855
Tax Fees	$12,500	$32,500
Total Fees	$653,079	$747,211
All fees described above were pre-approved by the Audit Committee.
Audit Fees. This category includes fees billed for the fiscal year shown for professional services for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-related Fees. This category includes fees billed in the fiscal year shown for assurance and related services that are reasonably related to the performance of the audits and reviews of the Company's financial statements and are not reported under the category “Audit Fees.”

Tax Fees. This category includes fees billed in the fiscal year shown for professional services for tax compliance, tax planning and tax advice. The services comprising the fees disclosed under this category were primarily related to tax advice and ongoing transfer pricing documentation assistance.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditors, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2.

EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers:

Name	Age	Position
M. Scot Wingo	48	Executive Chairman
David J. Spitz	44	Chief Executive Officer and Director
Mark E. Cook	57	Chief Financial Officer and Treasurer
Diana S. Allen	48	Vice President, General Counsel and Secretary
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information with respect to our executive officers who are not directors:
Mark E. Cook has served as our chief financial officer since August 2015. From 2007 until joining ChannelAdvisor, he served as Vice President, Finance and Controller of Red Hat, Inc., a public company providing open source software solutions, and served as Vice President and Treasurer from 2004 to 2007. From 1980 through 2004, Mr. Cook held roles as Director of Corporate Finance, Treasurer, Analyst and Programmer with global textile and manufacturing companies including RJR Nabisco, Inc. and Burlington Industries, Inc. Mr. Cook received a B.S. degree in Finance from Florida State University and an M.B.A. from The University of North Carolina at Greensboro.
Diana S. Allen has served as our vice president, general counsel and secretary since January 2014. From 2005 until joining ChannelAdvisor, she served as associate general counsel, assistant secretary and compliance director for Cree, Inc., a public company providing lighting-class LEDs, LED lighting and semiconductor products for power and radio frequency applications. From 1997 to 2005, she was a corporate attorney with Helms Mulliss & Wicker, PLLC, a Raleigh, North Carolina law firm (formerly part of Smith Helms Mulliss & Moore LLP). Ms. Allen received a B.A. degree from Columbia College, Columbia University and a J.D. from Duke University School of Law.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 9, 2017 by: 1) each director serving as of that date, 2) each of the executive officers named in the Summary Compensation Table, 3) all executive officers and directors as a group serving as of that date and 4) all those known by us to be beneficial owners of more than five percent of our common stock. Except as set forth below, the principal business address of each such person or entity is c/o ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

	Beneficial Ownership (1)
Name of Beneficial Owner	Shares	Percentage
Principal Stockholders:
Arrowpoint Asset Management, LLC (2)	4,096,882	15.6
Shapiro Capital Management LLC (3)	3,709,431	14.1
Janus Capital Management LLC (4)	2,226,566	8.5
Riverbridge Partners LLC (5)	1,724,089	6.6
BlackRock, Inc. (6)	1,444,577	5.5
The Vanguard Group (7)	1,331,016	5.1
Named Executive Officers and Directors:
Aris A. Buinevicius (8)	1,191,663	4.5
M. Scot Wingo	890,244	3.4
David J. Spitz (9)	716,776	2.7
Mark E. Cook (10)	69,221	*
Timothy J. Buckley (11)	56,498	*
Timothy V. Williams (12)	48,373	*
Diana S. Allen (13)	38,555	*
Janet R. Cowell	13,761	*
Marc E. Huffman (14)	12,458	*
Joseph L. Cowan	5,720	*
All directors and executive officers as a group (10 persons) (15)	3,043,269	11.3
________________________

*    Represents beneficial ownership of less than 1%.

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 26,249,282 shares outstanding on March 9, 2017, adjusted as required by rules promulgated by the SEC.

(2)
As reported by Arrowpoint Asset Management, LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2017, which states that Arrowpoint Asset Management, LLC has sole dispositive power and sole voting power with respect to all of the shares. The securities are owned by one or more advisory clients for which Arrowpoint Asset Management, LLC serves as an investment adviser. The principal business address of Arrowpoint Asset Management, LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(3)
As reported by Shapiro Capital Management LLC in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2017, which states that Shapiro Capital Management LLC has sole dispositive power with respect to all of the shares and sole voting power with respect to 3,257,910 of the shares. The securities are owned by one or more advisory clients for which Shapiro Capital Management LLC serves as an investment adviser. Samuel R. Shapiro is the chairman, a director and majority shareholder of Shapiro Capital Management LLC, in which capacity he exercises dispositive power over the securities reported by Shapiro Capital Management LLC. Samuel R. Shapiro reported owning none of the shares for his individual account and expressly disclaimed beneficial ownership of these securities. The principal business address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(4)
As reported by Janus Capital Management LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2017, which states that Janus Capital Management has sole voting and dispositive power with respect to all of the shares. The securities are owned by one or more advisory clients for which Janus Capital Management LLC serves as an investment adviser. The principal business address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(5)
As reported by Riverbridge Partners LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on January 24, 2017, which states that Riverbridge Partners LLC has sole dispositive power with respect to all of the shares and sole voting power with respect to 1,201,187 of the shares. The securities are owned by one or more advisory clients for which Riverbridge Partners LLC serves as an investment adviser. The principal business address of Riverbridge Partners LLC is 80 South Eighth Street, Suite 1200, Minneapolis, Minnesota 55402.

(6)
As reported by BlackRock, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2017, which states that BlackRock, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 1,404,514 of the shares. BlackRock, Inc. is the parent holding company of BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)
As reported by The Vanguard Group, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2017, which states that The Vanguard Group, Inc. has sole dispositive power with respect to 1,285,360 of the shares and sole voting power with respect to 44,656 of the shares. The Vanguard Group, Inc. is the parent holding company of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(8)	Shares are held by Mr. Buinevicius and his spouse as tenants in common. Mr. Buinevicius resigned as an executive officer and director effective as of March 17, 2017.

(9)
Consists of 181,966 shares of common stock, 91,536 restricted stock units that will vest within 60 days of March 9, 2017 and 443,274 shares of common stock underlying options that are vested and exercisable within 60 days of March 9, 2017.

(10)	Consists of 55,629 shares of common stock and 13,592 shares of common stock underlying options that are vested and exercisable within 60 days of March 9, 2017.

(11)	Consists of 50,248 shares of common stock and 6,250 shares of common stock underlying options that are vested and exercisable.

(12)	Consists of 32,748 shares of common stock and 15,625 shares of common stock underlying options that are are vested and exercisable.

(13)
Consists of 15,430 shares of common stock, 6,875 restricted stock units that will vest within 60 days of March 9, 2017 and 16,250 shares of common stock underlying options that are vested and exercisable within 60 days of March 9, 2017.

(14)	Consists of 12,458 restricted stock units that will vest within 60 days of March 9, 2017.

(15)
Consists of 2,437,409 shares of common stock, 110,869 restricted stock units that will vest within 60 days of March 9, 2017 and 494,991 shares of common stock underlying options that are vested and exercisable within 60 days of March 9, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished us and written representations that no other reports were required, during fiscal 2016 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION
We became a public company in May 2013, and we are currently an emerging growth company. As an emerging growth company, we are subject to the scaled reporting rules applicable to emerging growth companies. The following section describes, under the scaled reporting rules applicable to emerging growth companies, the compensation we paid to our chief executive officer, our executive chairman and two of our other executive officers as of December 31, 2016, who we refer to as our “named executive officers” for 2016.
Summary of 2016 Compensation Program and Policies

•
Our CEO’s 2016 total compensation was approximately 60% lower than his 2015 total compensation, with his 2016 equity awards being reduced by more than 70% of the value of his special 2015 equity awards, as such values are reported in our Summary Compensation Table. Our CEO’s 2015 special equity award was a long-term promotion incentive that we believe was necessary and appropriate as a result of his taking on the role of chief executive officer.

•
As our executive chairman, co-founder of our company and former CEO, we compensate Mr. Wingo differently than our other named executive officers. Mr. Wingo is paid a cash salary for his strategic leadership services as an executive officer (roughly 1/3 the value of the salary we pay to our CEO) and is not otherwise compensated for his services as an executive officer. Mr. Wingo is compensated for his service on our Board of Directors with equity awards in the same manner as our other members of the Board of Directors, excluding our CEO.

•	A substantial portion of our named executive officers’ pay is structured to be dependent on our performance, in the form of performance-based bonuses and/or equity incentive awards.

•	We pay annual performance bonuses only if we achieve pre-set objective performance goals.

•
Our equity incentive awards are delivered in the form of stock options and restricted stock unit awards that vest over the long-term (a four-year period) and whose value is directly dependent on our stock price performance and our executives remaining employed with us.

•
We impose share ownership and stock holding requirements on our executive officers in order to ensure they maintain a meaningful ownership stake in our company and further align their interests with those of our stockholders. All of our executive officers are in compliance with our current ownership and holding requirements.

•	We prohibit all forms of hedging and pledging.

•	We maintain reasonable severance and change in control protections and do not provide for 280G tax gross ups.

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation for our named executive officers for the year ended December 31, 2016: our principal executive officer, our executive chairman and two of our other executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
David J. Spitz
Chief Executive Officer	2016	$400,000	$496,650	$543,731	$359,979	$7,333	$1,807,693
(4)	2015	$350,000	$2,505,000	$1,012,006	$463,350	$5,250	$4,335,606
M. Scot Wingo
Executive Chairman (4)	2016	$125,000	$147,931	—	—	—	$272,931
	2015	$125,000	$150,260	—	—	—	$275,260
Mark E. Cook
Chief Financial Officer (5)	2016	$305,000	—	—	$137,242	$5,742	$447,984
	2015	$102,840	$1,174,996	$245,063	$77,775	$1,543	$1,602,217
Diana S. Allen
General Counsel and	2016	$255,000	$149,425	$159,273	$98,994	$20,000	$682,692
Secretary	2015	$240,000	$222,750	$60,452	$150,000	—	$673,202
_________________________

(1)
Amounts listed in columns (e) (for restricted stock units) and (f) (for options) represent the aggregate grant date fair value of equity awards granted during the years shown as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing equity awards are described in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)
Amounts shown in this column represent the amounts earned and payable under our cash bonus plan for the indicated year. The cash bonus plan approved by the Compensation Committee for 2015 and 2016 provided for payment of awards based on two corporate metrics, Total Revenue and Adjusted EBITDA, which accounted for 75% and 25% of each award, respectively. Adjusted EBITDA excluded depreciation, amortization, income tax, interest and stock-based compensation expenses. For 2016, our total revenue exceeded the minimum level of performance pre-established by the Compensation Committee and our adjusted EBITDA exceeded the maximum level of performance pre-established by the Compensation Committee, accordingly each of Mr. Spitz, Mr. Cook and Ms. Allen earned an amount equal to 89% of each officer’s target bonus. For 2015, as our total revenue and adjusted EBITDA exceeded the maximum levels of performance pre-established by the Compensation Committee, each of Mr. Spitz, Mr. Cook and Ms. Allen earned an amount equal to 150% of each officer’s target bonus. Mr. Cook’s award for 2015 was prorated for the length of time he was an executive officer during the year.

(3)
For Messrs. Spitz and Cook, the reported amount consists of company contributions to the officer’s 401(k) plan. For Ms. Allen, the reported amount represents a bonus paid in recognition of her service as interim vice president of human resources during 2016.

(4)
Mr. Wingo served as our chief executive officer until May 2015. Upon his resignation, Mr. Spitz was appointed as chief executive officer and Mr. Wingo was appointed to the position of executive chairman of our Board of Directors. Messrs. Wingo and Spitz are also a member of our Board of Directors. Mr. Spitz does not receive any additional compensation in his capacity as a director. Mr. Wingo was awarded the restricted stock awards reported in the table for 2015 and 2016 in his capacity as executive chairman. The awards were made on the same terms as grants to non-employee directors under our director compensation policy. See “Director Compensation” below.

(5)	Mr. Cook became an executive officer as of August 31, 2015.

OUTSTANDING EQUITY AWARDS AT THE END OF 2016
The following table provides information about outstanding stock options and restricted stock unit awards held by each of our named executive officers at December 31, 2016. None of our named executive officers held other stock awards at the end of 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)

David J. Spitz	4,324	—		$2.24	3/3/2018	58,072	$833,333	(8)
	16,533	—		$2.24	3/1/2020	187,500	$2,690,625	(9)
	87,675	—		$2.24	9/30/2020	46,200	$662,970	(10)
	86,843	—		$2.24	8/29/2021
	31,250	—		$8.64	10/18/2022
	58,593	3,906	(2)	$8.80	3/8/2023
	62,500	187,500	(3)	$10.02	5/4/2025
	—	116,600	(4)	$10.75	3/1/2026
M. Scot Wingo	—	—		—	—	13,761	$197,470	(11)
Mark E. Cook	13,592	40,779	(5)	$11.38	8/31/2025	49,429	$709,306	(12)
Diana S. Allen	3,750	11,250	(6)	$9.90	4/13/2025	6,250	$89,688	(13)
	—	35,000	(7)	$10.75	3/1/2026	16,875	$242,156	(14)
						13,900	$199,465	(15)
________________________

(1)
Market value of restricted stock units that have not vested is based on $14.35 per share, the closing price of our common stock on the New York Stock Exchange on December 30, 2016, the last business day of fiscal 2016.

(2)	The unvested shares underlying this option vested on January 1, 2017.

(3)	The unvested shares underlying this option vest in three equal annual installments through May 4, 2019, subject to the officer’s continued service through each applicable vesting date.

(4)	Vests as to 29,150 shares on each of March 1, 2017, March 1, 2018, March 1, 2019 and March 1, 2020 subject to the officer’s continued service through each applicable vesting date.

(5)	The unvested shares underlying this option vest in three equal annual installments through August 31, 2019, subject to the officer’s continued service through each applicable vesting date.

(6)	The unvested shares underlying this option vest in three equal annual installments through April 13, 2019, subject to the officer’s continued service through each applicable vesting date.

(7)	The unvested shares underlying this option vest in four equal annual installments through March 1, 2020, subject to the officer’s continued service through each applicable vesting date.

(8)	Vests as to 29,036 shares on each of April 10, 2017 and April 10, 2018, subject to the officer’s continued service through each applicable vesting date.

(9)	Vests as to 62,500 shares on each of May 4, 2017, May 4, 2018 and May 4, 2019, subject to the officer’s continued service through each applicable vesting date.

(10)	Vests as to 11,550 shares on each of March 1, 2017, March 1, 2018, March 1, 2019 and March 1, 2020 subject to the officer’s continued service through each applicable vesting date.

(11)	Vested in full on March 1, 2017.

(12)	Vests as to 16,476 shares on each of August 31, 2017, August 31, 2018 and August 31, 2019, subject to the officer’s continued service through each applicable vesting date.

(13)
Vested as to 1,250 shares on January 6, 2017, and will vest as to 1,250 shares quarterly thereafter, until January 6, 2018, subject to the officer’s continued service through each applicable vesting date.

(14)	Vests as to 5,625 shares on each of April 13, 2017, April 13, 2018 and April 13, 2019, subject to the officer’s continued service through each applicable vesting date.

(15)	Vests as to 3,475 shares on each of March 1, 2017, March 1, 2018, March 1, 2019 and March 1, 2020 subject to the officer’s continued service through each applicable vesting date.
NARRATIVE TO EXECUTIVE COMPENSATION TABLES

Annual Base Salary

The compensation of our named executive officers is determined and approved by our Compensation Committee. The Compensation Committee approved the following 2016 base salaries for our named executive officers, which became effective on January 1, 2016: Mr. Spitz: $400,000, Mr. Wingo: $125,000, Mr. Cook: $305,000 and Ms. Allen: $255,000. As our executive chairman who provides key leadership and strategic services to us on a less than full-time basis, Mr. Wingo is compensated at a lower salary rate than our other executive officers.

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers, other than Mr. Wingo, are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of base salary, or target bonus percentage, and the extent to which we achieve the corporate goals that our Compensation Committee establishes each year. Mr. Wingo is not eligible for an annual incentive bonus.

If the minimum level of performance pre-established by our Compensation Committee is achieved, 50% of the target incentive payment will be payable to the named executive officer. If the target level of performance pre-established by the Compensation Committee is achieved, 100% of the target incentive payment will be payable to the named executive officer. If the maximum level of performance pre-established by the Compensation Committee is achieved, 150% of the target incentive payment will be payable to the named executive officer. Awards are calculated linearly for achievement between the performance thresholds and targets. No additional payment is available for achievement beyond the maximum threshold. Our 2016 executive performance bonus program was based on two corporate goals: total revenue and Adjusted EBITDA, which accounted for 75% and 25% of each award, respectively. Adjusted EBITDA excluded depreciation, amortization, income tax, interest and stock-based compensation expenses. Actual total revenue for 2016 exceeded the minimum level of performance pre-established by the Compensation Committee and our actual adjusted EBITDA for 2016 exceeded the maximum level of performance pre-established by the Compensation Committee. Based on this achievement, our Compensation Committee awarded $359,979 to Mr. Spitz, $137,242 to Mr. Cook and $98,994 to Ms. Allen, which payments represented 89% of each executive officer’s target bonus.

For 2016, we also paid Ms. Allen a special bonus of $20,000 in recognition of her additional service as interim vice president of human resources from June 20, 2016 through September 11, 2016, for which she did not receive additional compensation.

Equity-Based Incentive Awards

Our Compensation Committee is responsible for approving equity grants. As of December 31, 2016, we have generally granted equity awards to our named executive officers in the form of stock options and restricted stock units. Vesting of the stock options and restricted stock units is tied to continuous service with us and serves as an additional retention measure. We do not have a standardized policy for granting annual equity awards to our named executive officers. Our executives generally are awarded an initial grant upon commencement of employment or upon significant promotion. Additional grants may occur periodically in order to incentivize, reward and retain executives as the Compensation Committee determines appropriate, taking into consideration the executive’s aggregate equity holdings. We are thoughtful in the use of our equity pool and resulting dilution to our stockholders; our named executive officers are not guaranteed an equity award grant each year.

Since our IPO in 2013, we have granted all equity awards pursuant to the 2013 Equity Incentive Plan. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of grant of each award and generally have a term of no more than ten years from the date of grant, subject to earlier termination upon a termination of the holder’s service with our company. Restricted stock unit awards represent the right to be issued shares of company stock upon vesting of the award and generally terminate upon termination of the holder’s service with our company.

On March 1, 2016, our Board of Directors approved the following with respect to our named executive officers, other than Mr. Wingo, pursuant to our 2013 Equity Incentive Plan:

Named Executive Officer	Shares of Common Stock underlying RSUs	Shares of Common Stock underlying Stock Options
David Spitz	46,200	116,600
Mark Cook	—	—
Diana Allen	13,900	35,000

The shares underlying each of the RSU awards vest in four equal annual installments beginning on March 1, 2017. The shares underlying each of the stock options vest over a period of four years, with 25% of the shares vesting on the first, second, third and fourth anniversaries of the vesting grant date. We did not grant Mr. Cook additional equity awards in 2016 because we believed the large initial grant he received in 2015 as a result of his employment as chief financial officer continued to provide adequate incentive and retention value. Mr. Wingo is compensated for his service on our Board of Directors with equity awards in the same manner and on the same terms as grants to non-employee directors under our director compensation policy. See “Director Compensation” below.

Share Ownership Guidelines and Policies

In January 2016, our Board adopted share ownership guidelines for our directors and executive officers. We believe these guidelines help align the interests of our executives with those of our stockholders and may act as a risk mitigation device.
The share ownership guidelines are based on a multiple of base salary or annual cash retainer. Under the guidelines, our chief executive officer is required to own shares of our common stock with a value equal to at least three times his annual base salary. Each of our other executive officers is required to own shares of our common stock with a value equal to at least one times such executive officer’s annual base salary. Each non-employee director is required to own shares of our common stock with a value equal to at least three times his or her annual cash retainer for Board service, including cash retainers for committee service.
For purposes of these guidelines, “ownership” includes all shares of our common stock that are non-derivative securities reported as beneficially owned on the individual’s most recent report filed under Section 16 of the Exchange Act, as well as shares underlying restricted stock unit awards and vested in-the-money stock options, which are valued at their intrinsic in-the-money value. Shares underlying vested in-the-money stock options are counted net of the number of shares needed to pay the aggregate exercise price for such vested shares.
There is no specific time period within which the individual must attain the applicable stock ownership targets under the guidelines. Rather, starting on January 29, 2016, and until an individual comes into compliance with the guidelines, he or she is required to retain 25% percent of the net shares received as result of the exercise of stock options or the vesting of restricted stock units.

In addition to our share ownership guidelines, our executive officers and directors are also subject to our insider trading and window period policy, which prohibits all employees and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to our common stock.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for them to find comparable employment within a short period of time following termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving our company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change in control is an appropriate counter to any disincentive the officers might otherwise perceive in regard to transactions that may be in the best interests of our stockholders.
As a result of these considerations, we entered into a severance and change in control agreement with each of our named executive officers other than Mr. Wingo, one of our co-founders. Mr. Wingo is a large stockholder, and our Board believes that no severance or change in control arrangements are necessary in order to align his interests with those of other stockholders.
Under the amended and restated executive severance and change in control letter agreements between us and Mr. Spitz, and the executive severance and change in control letter agreement between us and each of Ms. Allen and Mr. Cook, if the officer is terminated by us other than for cause, or resigns for good reason, in each case as defined in the agreement, the officer will receive a lump-sum severance payment equal to the sum of 1) six months of then-current base salary, plus an additional one month of base salary for each year of service, up to a maximum of 12 months of base salary, and 2) a prorated share of any then-current variable compensation calculated at 100% achievement of objectives for the period from the beginning of the calendar year to the date of termination. In such cases, the officer would also be entitled to have us pay their COBRA medical and dental insurance premiums for up to 12 months or, if earlier, until the officer gains new employment. Additionally, each officer would be entitled to three months of acceleration of vesting for all outstanding and unvested stock options and restricted stock units and the extension of the exercise period for all unexercised stock options until two years after the termination date.
If there is a change in control transaction involving our company, and, within the period beginning two months before and ending one year after the closing of the change in control transaction, we or the acquiring entity terminate the officer’s employment other than for cause, or the officer resigns for good reason, the officer would receive each of the payments described above and, in addition, would be entitled to full acceleration of vesting for all outstanding and unvested stock options and restricted stock units.
In the event of a change in control transaction that does not result in the termination of Mr. Spitz’s employment within one year thereafter, Mr. Spitz would be entitled to full acceleration of his outstanding and unvested stock options and restricted stock units. In the event of a change in control transaction that does not result in the termination of Ms. Allen’s or Mr. Cook’s employment within one year thereafter, the officer would be entitled to one year of acceleration of the officer’s outstanding and unvested stock options and restricted stock units.
Receipt of the benefits described above upon the officer’s termination of employment is contingent upon the officer signing a release of claims against us.

DIRECTOR COMPENSATION
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following table sets forth information regarding compensation earned for service on our Board during fiscal 2016 by our non-employee directors. Mr. Wingo, our executive chairman, Mr. Spitz, our chief executive officer and Mr. Buinevicius, our former chief technology officer, were also directors but did not receive any additional compensation for their services as a director, except that Mr. Wingo received the same equity grant as the non-employee directors in recognition of his service as Executive Chairman. Messrs. Wingo’s and Spitz’s compensation is set forth above under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	Total ($)
Timothy J. Buckley (2)	$61,000	$147,931	$208,931
Joseph L. Cowan (3)	$13,750	$75,046	$88,796
Janet R. Cowell (4)	$41,000	$147,931	$188,931
Marc E. Huffman (5)	$40,000	$136,913	$176,913
Timothy V. Williams (6)	$73,000	$147,931	$220,931
Robert C. Hower (7)	$31,500	$—	$31,500
Patrick J. Kerins (7)	$33,500	$—	$33,500
________________________

(1)
This column reflects the full grant date fair value for restricted stock unit awards granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing the restricted stock unit awards are described in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	As of December 31, 2016, Mr. Buckley had 6,250 options outstanding, all of which were exercisable. In addition, Mr. Buckley held 13,761 restricted stock units that vested on March 1, 2017.

(3)
Mr. Cowan became a Director on August 11, 2016, and his annual cash retainer and stock award were prorated accordingly. As of December 31, 2016, Mr. Cowan held 5,720 restricted stock units that vested on March 1, 2017.

(4)
Ms. Cowell became a Director on February 29, 2016, and her annual cash retainer was prorated accordingly. As of December 31, 2016, Ms. Cowell held 13,761 restricted stock units that vested on March 1, 2017.

(5)
Mr. Huffman became a Director on March 11, 2016, and his annual cash retainer was prorated accordingly. As of December 31, 2016, Mr. Huffman held 12,458 restricted stock units that vested on March 11, 2017.

(6)	As of December 31, 2016, Mr. Williams had 15,625 options outstanding, all of which were exercisable. In addition, Mr. Williams held 13,761 restricted stock units that vested on March 1, 2017.

(7)	Messrs. Hower and Kerins resigned from the Board of Directors effective July 15, 2016.
SUMMARY OF DIRECTOR COMPENSATION PROGRAM
Non-employee directors are compensated for Board of Directors service through a combination of cash retainer and grants of restricted stock units. We also reimburse directors for expenses incurred in serving as a director. Directors who are also employed by us are not separately compensated for their service on the Board of Directors, except that Mr. Wingo receives the same equity grant as the non-employee directors in recognition of his service as Executive Chairman.

Once each fiscal year, we grant each non-employee director a restricted stock unit award having a value equal to $150,000 based on the closing price per share of our common stock two business days before the grant date, with each award vesting in full on the first anniversary of the grant, subject to continued service.

In fiscal 2016, non-employee directors were eligible for the following annual cash retainers: $50,000 for service as a member of the Board, $20,000 for service as Audit Committee Chair, $10,000 for service as Compensation Committee Chair, $6,000 for service as Nominating and Corporate Governance Committee Chair, $7,000 for service as a member of the Audit Committee and $5,000 for service as a member of the Compensation Committee. Each Committee Chair receives the retainer for service as Chair in lieu of the retainer for committee membership.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows information regarding our equity compensation plans as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)(1)	(c)(2)
Equity compensation plans approved by security holders	3,837,753	$4.30	2,486,074
Equity compensation plans not approved by security holders	—	—	—
Total	3,837,753		2,486,074
_________________________

(1)
The calculation of the weighted-average exercise price of the outstanding options and rights includes 2,151,658 shares included in column (a) that are issuable upon the vesting of restricted stock units, which have no exercise price. Excluding the restricted stock units, the weighted-average exercise price of the outstanding options would be $9.78.

(2)	Pursuant to the terms of the Company's 2013 Equity Incentive Plan, an additional 1,297,787 shares were added to the number of available shares effective January 1, 2017.
TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
CERTAIN RELATED-PERSON TRANSACTIONS
On March 11, 2016, Marc E. Huffman was appointed to our Board of Directors. At that time, he served as president, worldwide sales and distribution of NetSuite Inc. He resigned as an officer of NetSuite Inc. on November 6, 2016 in connection with its acquisition by Oracle Corporation. Prior to Mr. Huffman's appointment, NetSuite and the Company entered into a Subscription Services Agreement in 2013 pursuant to which NetSuite provides its online business application suite and modules to the Company in the ordinary course of business. Mr. Huffman was not involved in the negotiation or execution of the Subscription Services Agreement, but may be deemed to have had an interest in the transaction based on his employment as an executive officer of NetSuite. From January 1, 2016 through November 6, 2016, the Company paid approximately $277,100 to NetSuite under the Subscription Services Agreement. Mr. Huffman had no financial interest in the transaction.
There have been no other transactions since January 1, 2016 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation” and “Director Compensation.” For a description of severance and change in control arrangements that we have entered into with some of our executive officers, see “Executive Compensation—Potential Payments upon Termination or Change in Control.”
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated certificate of incorporation and our Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our Bylaws also provide our Board of Directors with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, our Bylaws provide that, upon satisfaction of specified conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our non-employee directors as determined by the Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain customary directors’ and officers’ liability insurance.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to ChannelAdvisor Corporation, Attn: Corporate Secretary, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
Dated: March 20, 2017
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CHANNELADVISOR CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the cost incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CHANNELADVISOR CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
E17663-P87181	DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHANNELADVISOR CORPORATION
The Board of Directors recommends that you vote FOR Items 1 and 2:
Vote on Directors				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS				All	All	Except
Nominees:				☐	☐	☐
01) Janet R. Cowell
02) M. Scot Wingo
Vote on Proposal								For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.								☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting or any adjournments thereof, the person(s) named in this proxy will vote in their discretion, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated March 20, 2017, receipt of which is hereby acknowledged.

For address changes, please check this box and write the changes on the back where indicated.			☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign your name(s) exactly as it appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E17664-P87181

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 5, 2017

The undersigned stockholder(s) hereby appoint(s) M. Scot Wingo and Diana Semel Allen, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of ChannelAdvisor Corporation that the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of ChannelAdvisor Corporation to be held at the offices of the corporation at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, on Friday, May 5, 2017 at 10:00 a.m. local time, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE